CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post- Effective Amendment #66 to the Registration Statement on Form N1-A and to the use of our report dated June 29, 2017 and on the financial statements and financial highlights of Kinetics Spin-off and Corporate Restructuring Fund (formerly the Horizon Spin-off and Corporate Restructuring Fund).   Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 7, 2017